EXHIBIT 10-G-1

January 24, 2007

Mr. Homi B. Patel

Hartmarx Corporation

101 North Wacker Drive

Chicago, Illinois 60606

Re:	Amended and Restated Severance Agreement Effective as of November 27, 2000, as amended to the date hereof (the "Severance Agreement")

Dear Mr. Patel:

Reference is made to the Severance Agreement between you, as Executive, and Hartmarx Corporation (the "Company"). Hartmarx Corporation has been authorized by the Compensation and Stock Option Committee of the Board of Directors to amend the Severance Agreement in certain respects, effective as of the date hereof, as set forth below.

1.	Section 4(d) is amended in its entirety to provide as follows:

"(d)        Good Reason. The Executive may terminate his employment hereunder for Good Reason. Good Reason shall mean the occurrence, after a Change in Control, (without the Executive's written consent) of any one of the following acts by the Company, or failures by the Company to act:

(i)           (A) failure of the Board of Directors of the Company to elect Executive to the office(s) of Chairman, President and Chief Executive Officer of the Company's successor or parent company or (B) the common stock of the entity of which Executive holds the office(s) of Chairman, President and Chief Executive Officer is not publicly traded on a national securities exchange; or

(ii)          Executive is no longer a director of the Company or of the Company's successor or parent company or the common stock of the entity of which Executive is a director is not publicly traded on a national securities exchange; or

Mr. Homi B. Patel

Hartmarx Corporation

January 24, 2007Page 2

(iii)          Any change in (A) the provisions of the Company's bylaws describing, or (B) the relative duties and responsibilities of, the office of Chairman, President and Chief Executive Officer; or

(iv)         the assignment to Executive of any duties inconsistent with Executive's status as Chairman, President and Chief Executive Officer of a company, the common stock of which is publicly traded on a national securities exchange, or any adverse alteration in the nature or status of Executive's responsibilities; or

(v)          any reduction by the Company in the Executive's Base Salary as in effect immediately prior to the Change in Control or as the same may be increased from time to time; or

(vi)         the failure by the Company to pay to Executive any portion of Executive's current compensation, or to pay to Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due; or

(vii)       the failure by the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control, including but not limited to stock option, restricted stock, stock appreciation right, incentive compensation, bonus and other plans (both short-term and long-term), unless an economic equivalent arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan and Executive has given written consent to such economic equivalent arrangement; or the failure by the Company to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis no less favorable to Executive and including Executive's participation relative to other participants, as existed immediately prior to the Change in Control; or

Mr. Homi B. Patel

Hartmarx Corporation

January 24, 2007

(viii)      the failure by the Company to continue to provide the Executive with those benefits enjoyed by the Executive under any of the Company's pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Change in Control, the taking of any action by the Company which would directly or indirectly reduce any of such benefits or deprive the Executive of any perquisite or fringe benefit (including, but not limited to auto benefits, personal liability insurance, financial counseling) enjoyed by the Executive immediately prior to the Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect immediately prior to the Change in Control; or

(ix)         the relocation of the Executive's principal place of employment to a location more than fifty (50) miles from the Executive's principal place of employment as of the date hereof, or the location of the Company's successor or parent company principal executive office is more than fifty (50) miles from the Executive's principal place of employment as of the date hereof, or the Company's requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company's business to an extent substantially consistent with the Executive's business travel obligations immediately prior to the Change in Control; or

(x)          any purported termination of the Executive's employment by the Company other than in accordance with this Agreement; for purposes of this Agreement, no such purported termination shall be effective; or

(xi)         causing or requiring Executive to report to anyone other than the Board of Directors of the Company or of the Company's successor or parent company, the common stock of which is publicly traded on a national securities exchange; or

(xii)	the Company's material breach of this Agreement.

Any determination by Executive that any of the foregoing events has occurred and constitutes Good Reason shall be conclusive and binding for all purposes unless the Company establishes by clear and convincing evidence that Executive did not have any reasonable basis for such a determination."

Mr. Homi B. Patel

Hartmarx Corporation

January 24, 2007

Please sign both copies of this letter where indicated below evidencing your agreement to these amendments to the Severance Agreement. When fully executed, this letter will serve as an amendment to the Severance Agreement and, except as expressly amended by this letter, the Severance Agreement shall remain in full force and effect in accordance with its terms.

Very truly yours,

/s/ RAYMOND F. FARLEY

Raymond F. Farley, Chairman
Compensation and Stock Option
Committee of the Board of Directors

Agreed and Accepted this

24th day of January, 2007

/s/ HOMI B. PATEL

Homi B. Patel